Date:	Contact:
May 17, 2012	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3303
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES
REVISED SECOND QUARTER RESULTS
FOR FISCAL 2012

PITTSBURGH, PA – May 17, 2012 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced it had revised its second quarter earnings for the three-month period ended March 31, 2012 due to additional other-than-temporary impairment charges taken subsequent to the release of earnings on April 20, 2012 with respect to the common stock holdings of two local financial institutions.  These revised results were reflected in the Company’s Form 10-Q filed on May 15, 2012.  Revised net income for the three months ended March 3, 2012 was $110,000 or $0 per diluted share as compared to the previously-announced results of $516,000 or $0.13 per diluted share.  For the six months ended March 31, 2012, net income was $675,000 or $0.15 per diluted share as compared to the previously-announced results of $1.1 million or $0.27 per diluted share.

Mr. Richard G. Spencer, President and Chief Executive Officer, stated, “Due to a variety of factors, the Company has determined that the impairment in the value of the securities was other-than-temporary and therefore the Company took the prudent and appropriate charge to earnings in the second quarter.  It is important to note that these charges had no impact on our core banking business results.”

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.